Exhibit 99a

PRESS RELEASE DATED JUNE 4, 2003

DATE - June 4, 2003

Trades in Touch America Securities May Not Comply with the Securities Act of Montana

Butte, Montana - Touch America Holdings, Inc. announced today that it received from the Montana State Auditor a request for information regarding compliance with the requirements of the Securities Act of Montana since removal of its securities from the Over-the-Counter Bulletin Board earlier this week.

Until Touch America obtains registration of its securities or receives an exemption from the Montana State Auditor, we were informed that brokers/dealers in Montana cannot solicit trades in the Company's securities, including the Company's Optional Stock Purchase Plan. However, investors can continue to make unsolicited purchases or sales through broker/dealers.

By means of this press release, Touch America is notifying brokers/dealers as well as market makers in the securities that solicited trades are not allowed in Montana and may not be allowed in other jurisdictions.

Additionally, the Company is considering the termination of its Optional Stock Purchase Plan. Touch America and its legal advisors are determining the appropriate way to register its securities or obtain an exemption.

About Touch America

Touch America, Inc. is a broadband fiber-optic network and product and services telecommunications company, providing customized voice, data and video transport, as well as Internet services, to wholesale and business customers. The company provides the latest in IP, ATM and Frame Relay protocols and private line services for transporting information with speed, privacy and convenience. Touch America has approximately 400 employees in 14 states and the District of Columbia. Touch America, Inc. is the telecommunications operating subsidiary of Touch America Holdings, Inc. More information can be found at www.tamerica.com.

Forward-looking information is subject to risk and uncertainty. Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.